UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):      February 24, 2016

PRIMERICA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34680	27-1204330
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
1 Primerica Parkway Duluth, Georgia 30099
(Address of Principal Executive Offices)

(770) 381-1000

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.03Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective February 24, 2016, the Board of Directors (the “Board”) of Primerica, Inc. (the “Company”) amended Section 1 of Article III of the Company’s Amended and Restated By-laws (the “By-laws”) to adopt a form of majority voting for directors.

The amendment to the Bylaws provides that each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present; provided, however, that directors in contested elections shall be elected by a plurality vote. For purposes of the amendment, a majority of the votes cast means that the number of shares voted “for” a nominee’s election must exceed the votes cast “against” such nominee’s election.

If a director nominee is not elected and the nominee is an incumbent director, then the director shall promptly tender his or her resignation to the Board.  The Corporate Governance Committee of the Board (the “Committee”) will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken.  The Board will act on the tendered resignation, taking into account the Committee’s recommendation and all other relevant factors, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results.

If a director’s resignation is accepted by the Board, or if a director nominee is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy in accordance with the By-Laws or may decrease the size of the Board in accordance with the Company’s Certificate of Incorporation.  If a director’s resignation is not accepted by the Board, then such director will continue to serve until such director’s successor shall have been duly elected and qualified or his or her earlier resignation or removal.

Prior to the amendment, the By-laws provided that directors were elected by a plurality vote in both contested and uncontested elections.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.
3.1	Amended and Restated By-laws of Primerica, Inc., effective February 24, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2016	PRIMERICA, INC.

/s/ Stacey K. Geer
Stacey K. Geer
Executive Vice President and Chief Governance Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Primerica, Inc., effective February 24, 2016.

4